News
NYSE: BWS
For Immediate Release
Contact: Beth Fagan
Vice President, Public Affairs
314-854-4093

Brown Shoe Reports Fourth Quarter Earnings Per Diluted Share of $0.46;
Earnings of $2.30 Per Diluted Share for Fiscal 2004

ST. LOUIS, MISSOURI, March 9, 2005 -- Brown Shoe Company, Inc. (NYSE: BWS) today announced results for its 2004 fourth quarter and full fiscal year, which ended January 29, 2005.
Net sales for the fourth quarter rose 9.8 percent to $476.5 million from $433.8 million in the year-ago quarter.
Fourth quarter net earnings per diluted share were $0.46, compared with earnings per share of $0.25 on a restated basis in 2003. Net earnings were $8.5 million, versus $4.7 million in the year-ago period. Fourth quarter 2004 net earnings include the following previously announced charges and recoveries: (i) $0.3 million after-tax, or $0.02 per share, of non-cash expenses related to lease accounting issues; (ii) a charge of $2.2 million after-tax, or $0.12 per diluted share, to satisfy the Company’s guarantee of bond financing for a business it divested in 1985 that has filed for bankruptcy and is unable to meet its obligations; and (iii) a non-cash recovery of $1.0 million, or $0.05 per diluted share, of income tax reserves as a result of the American Jobs Creation Act of 2004, which extended the number of periods over which foreign tax credits can be utilized.
Fourth quarter 2003 net earnings included charges of (i) $2.7 million after-tax, or $0.14 per diluted share, to close Brown Shoe’s last Canadian footwear factory; (ii) $2.0 million after-tax, or $0.11 per diluted share, related to the Redfield class action litigation; and (iii) as part of the restatement noted above, $0.5 million after-tax, or $0.03 per diluted share, of additional expenses related to lease accounting matters.
“Famous Footwear enabled us to achieve a solid fourth quarter. Full-year results for fiscal 2004, however, fell short of our expectations primarily due to weaknesses in several key areas of our wholesale business and a poor performance at Naturalizer Retail,” said Brown Shoe Chairman and CEO Ron Fromm. “Looking at the full year, Famous Footwear’s momentum built throughout the year, increasing its sales by 4.0 percent and operating earnings by 16.3 percent, as its new format and improved product offering began to gain favor with consumers. Within our Wholesale business, LifeStride, Dr. Scholl’s and our Women’s Private Label businesses all showed improvements, but these gains were not enough to offset poor results at Naturalizer, Bass and our Children’s business.

Brown Shoe Reports 4th Quarter and Year End Results for Fiscal 2004

“Looking ahead, we are focused on improving results within our Wholesale division while continuing to invest in our operating platform. We believe this strategy will lead to added growth opportunities and result in enhanced shareholder value,” Fromm said. “We remain committed to continuing to differentiate our Famous Footwear stores, building greater preference for our wholesale brands, delivering compelling product, strengthening our talent base, and investing in our enterprise-wide speed-to-market initiative to improve our global supply chain.”

Full-Year Results
Net sales for the 52 weeks of fiscal 2004 were $1.942 billion, a 6.0 percent increase compared to $1.832 billion for the 52 weeks of fiscal 2003.
For fiscal 2004, Brown Shoe net earnings were $43.3 million, or $2.30 per diluted share, compared to $46.2 million, or $2.48 per diluted share, on a restated basis in fiscal 2003. Earnings for fiscal 2004 include the following charges and recoveries: (i) $0.8 million after-tax, or $0.04 per share, of non-cash expenses related to lease accounting issues; (ii) a charge of $2.2 million after-tax, or $0.12 per diluted share, to satisfy the Company’s guarantee of bond financing for a business it divested in 1985 that has filed for bankruptcy and is unable to meet its obligations; and (iii) a non-cash recovery of $1.0 million, or $0.05 per diluted share, of income tax reserves as a result of the American Jobs Creation Act of 2004. Offsetting these charges are benefits from reduced compensation costs associated with stock-based and incentive compensation plans.
Earnings for 2003 included charges of $2.7 million after-tax, or $0.14 per diluted share, to close Brown Shoe’s last Canadian footwear factory, and $2.0 million after-tax, or $0.11 per diluted share, related to the Redfield class action litigation, and additional expense of $0.7 million after-tax, or $0.04 per diluted share, related to lease accounting issues.

Lease Accounting Issues
As the Company announced on February 28, 2005, it has adjusted its method of accounting for leases to classify construction allowances received from landlords as deferred rent liabilities, instead of reflecting them as a reduction of fixed assets, and to record rent expense over the entire length of its leases including the build-out period of stores. The Company will restate its prior-year financial statements to correct for these errors in its Form10-K for the fiscal year ended January 29, 2005. All financial data in this release that is affected by these changes has been adjusted or restated, as applicable. The effect of these corrections on fiscal 2004 and 2003 was to reduce net earnings by $0.8 million and $0.7 million, respectively.

Brown Shoe Reports 4th Quarter and Year End Results for Fiscal 2004

Results for Famous Footwear
For the fourth quarter, Famous Footwear operating earnings were $11.2 million, a 114.8 percent increase compared to $5.2 million for fiscal 2003, as restated to reflect lease accounting adjustments. Net sales increased 8.7 percent to $263.1 million in 2004 versus $242.0 million in the fourth quarter 2003. The chain increased same-store sales for the quarter 4.1 percent.
For fiscal 2004, Famous Footwear achieved a 16.3 percent increase in operating earnings to $60.3 million, versus $51.8 million in fiscal 2003 on a restated basis. Sales for the year were up 4.0 percent to $1.117 billion compared to $1.074 billion in 2003. For the year, same-store sales were up 0.8 percent. A total of 70 stores were opened and 44 were closed, to end the year with 919 stores. The new stores averaged about 7,300 square feet each, while the closed stores averaged about ---6,200 square feet. Accordingly, total square footage increased slightly to 6.4 million feet at the end of fiscal 2004. For 2005, plans are to open about 80 stores and close about 35 stores.
"The Famous Footwear management team has done an outstanding job. If you look at our stores today there is no comparison to the chain we were four years ago,” said Fromm. “We’ve improved product assortments, adding a continuous flow of new and many exclusive products to our mix. Inventories are fresh and current. And the new store environment makes shopping fun. In 2005, we look to further improve store traffic levels and expect to achieve same-store sales improvements of 1% to 2% over 2004."

Results for Wholesale Division
  For the fourth quarter, Wholesale sales were $158.8 million, up 11.5 percent from the $142.3 million recorded a year ago. Operating earnings for the quarter declined 13.4 percent to $12.7 million, versus $14.7 million in the year-ago quarter, due to lower sales and higher allowances at Naturalizer, first-year losses and transition costs in our Bass business, and a sales decline in our Children’s business. Forward orders at the end of the period were up 13 percent, approximately 4 percent of which is from the new Bass business.
For the full year, Wholesale sales were $615.9 million, up 9.7 percent from $561.3 million in 2004. Operating earnings for the full year were $44.9 million, down 19.6 percent from $55.8 million in 2003, reflecting the challenges in Naturalizer, Bass and Children’s.
Gains in operating earnings were achieved by the Company’s LifeStride, Carlos by Carlos Santana, Dr. Scholl’s, and Private Label footwear businesses.
  Sales of the Company's flagship Naturalizer brand declined 8.8% in fiscal 2004 as our product performance lagged in an environment where consumer preference shifted away from casual footwear in the moderate zone. Despite this decline, Naturalizer captured the No. 2 spot in U.S. department stores, with 4.7% of market share in 2004, down slightly from 4.9% in 2003. In 2003, the brand held the number three position. In 2001, the brand was in fourth position and was sixth in 2000. [Note: All market share data is based on independent research from The NPD Group, Inc.]

Brown Shoe Reports 4th Quarter and Year End Results for Fiscal 2004

Sales of the Company’s LifeStride brand rose 8.3% in 2004, as this brand earned 2.2% of department store market share, even with 2003. LifeStride ranks 10th among brands in U.S. department stores.
“Our Wholesale business was mixed this year,” Fromm said. “We have taken this opportunity to implement a number of initiatives that are designed to improve performance in 2005. First, Naturalizer: under its new management, the brand will tighten its assortments and dial-up its product design while ensuring its promise of comfort. Second, Bass: with the transition of this newly acquired brand complete, we are focusing on product styling and a business model that delivers higher margins for both Brown Shoe and our retail partners. Third, Children’s: with the addition of several new licenses, we believe we have stabilized this business.”

Results for Specialty Retail
For the fourth quarter, our Specialty Retail division, comprised of 359 Naturalizer stores located throughout the U.S. and Canada and 16 FX LaSalle stores in Canada, posted sales of $48.1 million in 2004, versus $46.9 million in the year-ago quarter. An operating loss of $4.8 million was incurred in the quarter, compared to an operating loss of $1.4 million in the year-ago quarter, due to markdowns and resulting lower margins needed to drive traffic and clear seasonal footwear. Same-store sales for the quarter were down 3.6 percent in the U.S. and up 0.4 percent in Canada.
For the full year, sales for the division were $191.6 million, compared to $189.2 million for 2003. In 2004, 20 stores were opened; 23 were closed. An operating loss of $11.0 million was incurred in 2004, compared to an operating loss of $3.9 million in 2003 on a restated basis. These results reflect a 1.1% same-store sales decline in the 171 Canadian stores, and a 2.2% same-store sales decline in the 204 U.S. Naturalizer stores due to lower-than-expected store productivity in 2004.
At year’s end, there were 375 Specialty Retail stores, compared to 378 at the end of fiscal 2003. Plans are to open about 10 stores and close about 30 stores in fiscal 2005.
“Our Naturalizer retail segment had a very disappointing year,” said Fromm. “As a result, we’ve restructured the business to adopt a pure specialty retail approach. Our go-forward focus will be on improved merchandising, improved product offering, and at the same time we will aggressively manage the expense structure. The division’s new leader, John Mazurk, brings a breadth of experience in retail, including a significant contribution at Famous Footwear, where he ran store operations for the past three years.“

Brown Shoe Reports 4th Quarter and Year End Results for Fiscal 2004

Financial Position and Forward-Looking Guidance
The Company’s financial position remains strong. Net cash provided by operating activities in fiscal 2004 was $53.3 million. Total debt increased to $142.0 million from $119.5 million at year-end in 2003, primarily reflecting the investment in accounts receivable and inventory from the Bass business. Interest expense declined19.7% to $7.5 million. The debt-to-capital ratio at year-end was 26.6% versus 25.4% last year.
Looking ahead, the company estimates net earnings per diluted share of $2.55 to $2.65 for fiscal year 2005. This estimate includes costs of approximately $0.20 per share to expense stock options, as Brown Shoe is adopting the Statement of Financial Accounting Standards No. 123(R) - Share Based Payment, in the first quarter of 2005. In addition, the Company is evaluating the provisions of the American Jobs Creation Act of 2004, and anticipates that it will repatriate approximately $70-$80 million in 2005. Pending the receipt of technical guidance from the U.S. Treasury Department, the Company currently estimates that this repatriation will result in income tax expense of approximately $10 million. Such cost is not included in the above earnings guidance.
Net earnings for the first quarter are estimated to be in the range of $0.60 to $0.70 per diluted share versus $0.45 in 2004. This estimate includes an expense for stock options of approximately $0.05 per diluted share in the first quarter of fiscal 2005.

Fourth Quarter Earnings and Conference Call
A conference call to discuss fourth quarter and annual results will be held this morning at 9:00 a.m. EST. While the question-and-answer session of the call will be limited to institutional analysts and investors, retail brokers and individual investors are invited to attend via a live web-cast to be hosted at www.companyboardroom.com. At the website, type in the BWS ticker symbol to locate the broadcast.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains certain forward-looking statements, including without limitation, the statements under the caption "Financial Position and Forward-Looking Guidance." Such statements are subject to various risks and uncertainties that could cause actual results to differ materially. These include (i) general economic conditions and the consumer’s preferences and purchasing patterns, which may be influenced by consumers' disposable income; (ii) the uncertainties of currently pending litigation; (iii) intense competition within the footwear industry; and (iv) political and economic conditions or other threats to continued and uninterrupted flow of inventory from Brazil and China, where the Company relies heavily on third-party manufacturing facilities for a significant amount of its inventory. The Company's reports to the Securities and Exchange Commission contain detailed information relating to such factors. The Company does not undertake any obligation or plan to update these forward-looking statements, even though its situation may change.

Brown Shoe is a $1.9 billion footwear company with worldwide operations. The Company operates the 900+ store Famous Footwear chain, which sells brand name shoes for the family. It also operates a Specialty Retail division with 375 stores in the U.S. and Canada that sell the Naturalizer brand of shoes and accessories. Brown Shoe, through its Wholesale divisions, owns and markets leading footwear brands including Naturalizer, LifeStride, Connie and Buster Brown; it also markets licensed brands including Dr. Scholl's, Bass and Carlos by Carlos Santana for adults, and Barbie, Winnie-the-Pooh, Mickey and Minnie character footwear for children. Brown Shoe press releases are available on the Company's web site at www.brownshoe.com.

Brown Shoe Reports 4th Quarter and Year End Results for Fiscal 2004

BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(Thousands)
		As Restated

	January 29, 2005	January 31, 2004
ASSETS

Cash and Cash Equivalents	$79,448	$55,657
Receivables, Net	97,503	81,930
Inventories, Net	421,450	376,210
Other Current Assets	24,438	13,662
Total Current Assets	622,839	527,459

Property, Plant and Equipment - Net	114,394	103,624
Other Assets	108,901	107,971
	$846,134	$739,054

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Maturities of Long-Term Debt	$92,000	$19,500
Trade Accounts Payable	143,982	116,677
Accrued Expenses	98,096	95,944
Income Taxes	7,437	2,960
Total Current Liabilities	341,515	235,081

Long-Term Debt	50,000	100,000
Deferred Rent	34,055	27,625
Other Liabilities	29,261	26,268
Shareholders’ Equity	391,303	350,080
	$846,134	$739,054

See Note to Condensed Consolidated Financial Statements.

Brown Shoe Reports 4th Quarter and Year End Results for Fiscal 2004

BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Thousands, except per share data)
		As Restated		As Restated

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	January 29, 2005	January 31, 2004	January 29, 2005	January 31, 2004

Net Sales	$476,490	$433,847	$1,941,804	$1,832,108
Cost of Goods Sold	288,776	252,885	1,157,437	1,073,442
Gross Profit	187,714	180,962	784,367	758,666
- % of Sales	39.4%	41.7%	40.4%	41.4%

Selling & Administrative Expenses	179,113	171,062	720,013	682,674
- % of Sales	37.6%	39.4%	37.1%	37.3%

Provision for Litigation Costs	586	3,107	586	3,107

Operating Earnings	8,015	6,793	63,768	72,885

Interest Expense, Net	1,398	1,958	7,481	9,319

Earnings Before Income Taxes	6,617	4,835	56,287	63,566

Income Tax Benefit (Provision)	1,928	(179)	(12,982)	(17,330)

NET EARNINGS	$8,545	$4,656	$43,305	$46,236

Basic Net Earnings per Common Share	$.48	$.26	$2.42	$2.62

Diluted Net Earnings per Common Share	$.46	$.25	$2.30	$2.48

Basic Number of Shares	17,962	17,808	17,917	17,677

Diluted Number of Shares	18,695	18,863	18,808	18,616

See Note to Condensed Consolidated Financial Statements.

Brown Shoe Reports 4th Quarter and Year End Results for Fiscal 2004

BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED CASH FLOWS

(Thousands)

		As Restated
	Fifty-Two Weeks Ended
	January 29, 2005	January 31, 2004

OPERATING ACTIVITIES:
Net earnings	$43,305	$46,236
Adjustments to reconcile net earnings to net cash
Provided (used) by operating activities:
Depreciation and amortization	31,910	30,680
Share based compensation (income) expense	(2,698)	4,773
Tax benefit related to share based plans	1,350	1,543
Loss on disposal or impairment of facilities and equipment	4,160	5,374
(Recoveries) from doubtful accounts	(203)	(194)
Changes in operating assets and liabilities:
Receivables	(15,370)	750
Inventories	(45,240)	16,374
Prepaid expenses and other current assets	(818)	(1,569)
Trade payables and accrued expenses	29,547	(16,242)
Income taxes	4,477	(2,392)
Deferred rent	6,430	1,612
Deferred income taxes	(3,873)	6,534
Other, net	437	(84)

Net cash provided by operating activities	53,324	93,395

INVESTING ACTIVITIES:
Capital expenditures	(46,227)	(35,108)
Other	153	486

Net cash used by investing activities	(46,074)	(34,622)

FINANCING ACTIVITIES:
Increase (decrease) in current maturities of long term debt, net of reclassifications	22,500	(9,500)
Debt issuance costs	(1,274)	-
Repayments of long-term debt	-	(23,500)
Proceeds from stock options exercised	2,581	4,926
Dividends paid	(7,266)	(7,163)

Net cash provided (used) by financing activities	16,541	(35,237)

Increase in cash and cash equivalents	23,791	23,536

Cash and cash equivalents at beginning of year	55,657	32,121

Cash and cash equivalents at end of period	$79,448	$55,657

See Note to Condensed Consolidated Financial Statements.

Brown Shoe Reports 4th Quarter and Year End Results for Fiscal 2004

Note to Condensed Consolidated Financial Statements

Restatement of Consolidated Financial Statements
On February 28, 2005, the Company announced that it would restate its consolidated financial statements for 2003 and prior years to correct its method of accounting for certain lease issues.

Construction Allowances
Consistent with many other companies having retail operations, the Company has historically accounted for construction allowances received from landlords as a reduction of property and equipment, and amortized the allowances over the useful lives of the assets to which they were assigned. It was determined that, in some cases, the lives assigned to amortize the construction allowances were shorter than the lease term. In the restated consolidated financial statements, the Company has treated these construction allowances as a lease incentive, as defined by FASB Technical Bulletin 88-1. The allowances are recorded as a deferred rent obligation upon receipt, rather than a reduction of property and equipment, and amortized to income over the lease term as a reduction of rent expense.

Rent Holidays
The Company also determined that our calculation of straight-line rent expense should be modified. Previously, the Company recognized straight-line rent expense for leases beginning on the commencement date of the lease, which had the effect of excluding the store build-out periods from the calculation of the period over which it expensed rent. In the restated consolidated financial statements, the Company has recognized straight-line rent expense over the lease term, including any rent-free build-out periods.

All data reflected in these condensed consolidated financial statements have been restated to correct the treatment of these lease issues. The impact on the fourth quarter 2003 and full year 2003 net income was a reduction of $0.5 million, or $.03 per diluted share and $0.7 million, or $.04 per diluted share, respectively.